Exhibit 99.1

ADAPTHEALTH CORP. CLOSES PREVIOUSLY ANNOUNCED

ACQUISITION OF AEROCARE HOLDINGS INC.

Plymouth Meeting, PA – February 1, 2021 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States, announced today that it has closed the previously announced acquisition of AeroCare Holdings Inc. (“AeroCare”). The acquisition was consummated for total consideration consisting of approximately $1.1 billion in cash and 31 million shares of AdaptHealth common stock. The share consideration will initially be a combination of Class A Common Stock (up to 19.9% of the outstanding Class A Common Stock at the time the transaction was agreed to) and non-voting convertible preferred, which converts to Class A Common Stock once AdaptHealth shareholders approve the issuance of the additional share consideration under NASDAQ rules. AdaptHealth will seek such shareholder approval after closing of the transaction.

AeroCare is a leading national technology-enabled respiratory and home medical equipment (“HME”) distribution platform in the United States and offers a comprehensive suite of direct-to-patient equipment and services including CPAP and BiPAP machines, oxygen concentrators, home ventilators, and other durable medical equipment products. The acquisition of AeroCare significantly enhances AdaptHealth’s scale and geographic reach with the combined company serving nearly 3 million patients from over 500 locations across 46 states.

As previously announced, the combined company will operate under the name AdaptHealth, and Luke McGee, CEO of AdaptHealth, and Steve Griggs, CEO of AeroCare, will jointly lead the company as Co-CEOs. Josh Parnes will continue to serve as President. In addition, AdaptHealth will expand its Board of Directors at closing of the transaction to 11 directors, with Steve Griggs and shareholder designee Ted Lundberg of Peloton Equity to join the Board.

AdaptHealth funded the transaction and associated costs through a combination of the proceeds received from its previously completed $500 million unsecured senior notes issuance and a refinancing of, and increase to, its existing senior secured credit facilities, plus cash on hand which includes a portion of the proceeds received from its January 2021 equity offering.

AdaptHealth was advised by Jefferies LLC, Truist Securities, Inc., Willkie Farr & Gallagher LLP and K&L Gates LLP. AeroCare and the its shareholders were advised by Morgan Stanley & Co. LLC, Goodwin & Procter LLP, and Brown & Fortunato, P.C.

About AdaptHealth Corp.

AdaptHealth is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to life and thrive. Product and services offerings include (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors. AdaptHealth services approximately 1.8 million patients annually in all 50 states through its network of 269 locations in 41 states. Learn more at www.adapthealth.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations and the Company’s acquisition pipeline. These statements are based on various assumptions and on the current expectations of AdaptHealth management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

(484) 301-6599

jclemens@adapthealth.com

Brittany Lett

Vice President, Marketing

(909) 915-4983

blett@adapthealth.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Kalle Ahl, CFA

Vice President

(212) 836-9614

kahl@equityny.com